Exhibit 99.3

CONSENT OF PROSPECTIVE DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to be named as a director of a future holding company that will wholly own Virgin River Casino Corporation, B & BB, Inc. and RBG, LLC (collectively, the “Company”) in the Company’s Registration Statement on Form S-4, including all amendments (including post-effective amendments) thereto, relating to the Offer to Exchange $125,000,000 aggregate principal amount 9% Senior Secured Notes due 2012 and $66,000,000 aggregate principal amount at maturity 12¾% Senior Subordinated Discount Notes due 2013, as filed with the Securities and Exchange Commission pursuant to the Securities Act.

/s/ Hal M. Hornburg
Hal M. Hornburg

Date: April 15, 2005